Exhibit 99.1

Mercantile Bank Corporation and Mercantile Bank of Michigan Appoint New Members to Board of Directors

Appointments provide additional Board strength, diverse industry knowledge and business experience

GRAND RAPIDS, Mich., August. 27, 2020 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile"), announced today the appointments of David B. Ramaker, former Chairman, President and Chief Executive Officer of Chemical Bank, and Michael S. Davenport, President and Chief Executive Officer of Jireh Metal Products, to Mercantile’s Board of Directors. Mercantile also announced the appointment of David B. Ramaker and Shoran Reid Williams, Senior Counsel for Miller Johnson, to the Board of Mercantile Bank, Mercantile’s wholly owned subsidiary. All appointments are effective immediately.

"The additions of David, Michael and Shoran bring valuable industry and business expertise, and we are pleased to add their strong and diverse capabilities to our Boards," said Robert B. Kaminski, Jr., Chief Executive Officer of Mercantile. “Each of these individuals is a well-respected leader with acclaimed success across their respective fields and communities, and we are confident that their leadership and experience will add significant value to the Board’s guidance, which frames our organization’s strategic pursuits and goals for sustainability. We are continually committed to attracting talented and experienced individuals who provide additional perspective and diverse backgrounds as we work to create value for our shareholders.”

Mr. Ramaker most recently served as President and Chief Executive Officer of Chemical Financial Corporation, as the company grew from approximately $3 billion to $18 billion in total assets, through both strategic acquisitions and organic growth. He joined Chemical Bank in 1989 as Vice President of Commercial lending and served as President and Chief Executive Officer of Chemical Financial Corporation from 2001 through June of 2017. Prior, he held a variety of banking positions with financial institutions in Texas from 1977 through 1989. Mr. Ramaker holds a bachelor’s degree with a major in finance and minor in accounting from Southern Methodist University. He is currently President of the Michigan Baseball Foundation, which owns a minor league baseball stadium and team, with an overarching mission to act as an economic catalyst for the Midland, Michigan, community, where he is also active with a number of nonprofit and charitable organizations. Mr. Ramaker will serve as a member of the Audit Committee, Compensation Committee, and Governance and Nominating Committee for both the Mercantile and Bank Boards. He will stand for Board election at the Mercantile annual meeting of shareholders in May 2021.

Mr. Davenport has served as President and Chief Executive Officer of Jireh Metal Products since 2015. Prior to that, he held a variety of positions at major financial institutions, including US Bank, Fifth Third Bank and First Financial Bank. Overall, his background includes over 13 years in the banking industry, holding positions in sales, risk management and community development. Mr. Davenport earned a Bachelor of Science degree in psychology from Xavier University and a Juris Doctor degree from the University of Cincinnati. He has been a member of Mercantile Bank’s Board since 2017, where he will also continue to serve. As a member of Mercantile’s Board, he will be appointed to the Audit Committee, Compensation Committee, and Governance and Nominating Committee. Mr. Davenport will also stand for election at the Mercantile annual meeting of shareholders in May 2021.

Ms. Williams currently serves as Senior Counsel for Miller Johnson Attorneys, a law firm with offices in Grand Rapids and Kalamazoo. She has practiced litigation for more than 26 years and is licensed to practice in Michigan and Georgia. Ms. Williams’ litigation practice experience includes the areas of administrative law, civil litigation, appellate law, personal injury and family law, and she also served as an adjunct professor at Florida Coastal School of Law for several years. Currently, Ms. Williams is a member of the Advisory Board for the Womens’ Resource Center, as well as a member of the women’s alliance, Inforum Michigan. She holds a Bachelor of Public Administration degree from Miami University and a Juris Doctor degree from The Ohio State University. As a member of Mercantile Bank’s Board of Directors, she will serve on the Bank’s Governance and Nominating Committee as well as the Information Systems Steering Committee.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.3 billion and operates 40 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such comments are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies, including the significant disruption to financial market and other economic activity caused by the outbreak of COVID-19; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr. Chief Executive Officer 616-726-1502 rkaminski@mercbank.com	Charles Christmas Executive Vice President and CFO 616-726-1202 cchristmas@mercbank.com